 March 17, 2015

Eagle Rock Announces Availability of 2014 Tax Packages, Including Schedule K-1s

HOUSTON - Eagle Rock Energy Partners, L.P. (“Eagle Rock” or the “Partnership”) (NASDAQ: EROC) today announced that Eagle Rock unitholders may now access their 2014 tax packages, including Schedule K-1s, online via the Partnership’s website at www.eaglerockenergy.com. The link to the 2014 Tax Year Portal is located under the Home tab as well as under the Investor Relations tab, under Tax Info. In addition, the Partnership has begun the process of mailing Schedule K-1s and tax packages to unitholders today and expects to complete the mailing process within a few days.

For information related to answering basic tax questions regarding certain events described in the Proxy Statement filed with the SEC on March 30, 2010, please refer to the “Tax FAQ” document found at www.eaglerockenergy.com under the Home tab as well as under the Investor Relations tab, under Tax Info.

For questions concerning the K-1s or for additional information, unitholders may contact Eagle Rock’s K-1 Partner DataLink call center toll free at (866) 536-1971 between 8:00 a.m. and 5:00 p.m. CDT Monday through Friday or via email at EagleRockK1Help@deloitte.com.

About the Partnership

Eagle Rock is a growth-oriented master limited partnership engaged in (a) the exploitation, development, and production of oil and natural gas properties and (b) ancillary gathering, compressing, treating, processing and marketing services with respect to its production of natural gas, natural gas liquids, condensate and crude oil.

Contact:

Eagle Rock Energy Partners, L.P.

Bob Haines, 281-408-1303
Senior Vice President and Chief Financial Officer

Chad Knips, 281-408-1203
Director, Corporate Finance and Investor Relations